Exhibit 10

EXECUTION

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (”Agreement”), dated and effective as of this 16th day of June 2021 (the “Effective Date”), is by and between THE KAUFMANN ANTI-AGING INSTITUTE, LLC, a Florida limited liability company (”Licensor”), having its principal place of business at 42 West 62nd Street, Miami Beach, Florida 33140, and WORLDWIDE STRATEGIES INCORPORATED, a Nevada corporation (”Commercializing Party”), having its principal place of business at 1961 NW 150 Avenue, Suite 205, Pembroke Pines, Florida 33028 (collectively, the “Parties,” or each, individually, a “Party”).

BACKGROUND

WHEREAS, Licensor has developed the Kaufmann Protocol, which is the first comprehensive approach to aging that tackles why we age, and then recommends a strategic, scientific formulation to decelerate the process (the “Licensed Protocol”), and owns or controls certain patents, know-how, trade secrets, and other intellectual property rights relating to the Licensed Protocol; and

WHEREAS, Commercializing Party desires to research, formulate, manufacture, package and market nutritional supplements and related goods using the Licensed Protocol and the name, image, signature, voice, likeness, style and persona of Dr. Sandra C. Kaufmann, MD, an individual and resident of the State of Florida (“Kaufmann Name”), in all channels of distribution worldwide.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Definitions; Construction.

1.1.       For purposes of this Agreement, the following terms have the following meanings:

(a)               “Affiliates” means, with respect to any Person, any Person which directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

(b)               “Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in the State of New York or the State of Florida.

(c)                “Collaboration” means the relationship of Licensor and Commercializing Party established for the purpose of Commercialization of the Products pursuant to this Agreement.

(d)                “Commercialize” means, in respect of a particular Product, the conduct of any and all activities directed to the marketing, distribution, offer for commercial sale, importation for commercial sale, and commercial sale of the Product, including pre-launch, launch, and post-launch marketing, promotion, and advertising; pricing, order processing, invoicing, and sales; inventory management and commercial distribution; and customer support. “Commercialize” means to engage in Commercialization.

(e)                “Confidential Information” means all non-public, confidential, or proprietary information and materials of a Party, whether in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” and includes any information and materials that, due to the nature of the subject matter or circumstances surrounding the disclosure thereof, would reasonably be understood to be confidential or proprietary.

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(f)                 “Control” means (i) with respect to any Intellectual Property Rights, the possession by a Party, whether by ownership or license (other than a license granted to such Party under this Agreement), of the right to grant access to or a license (or sublicense) under such Intellectual Property Rights on the terms and conditions set forth in this Agreement, and (ii) in all other cases, the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise; provided, that the possession of the right to approve major decisions or similar approval rights shall not by itself be deemed the possession of the power to direct or cause the direction of the management and policies of a Person.

(g)                “Governmental Authority” means any federal, state, tribal or local government, or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

(h)               “Improvement” means all inventions (whether or not patentable), works of authorship (whether or not copyrightable), and Know-How invented, created, conceived, developed, or otherwise made by a Party’s employees, agents, or independent contractors, either alone or jointly with the other Party’s employees, agents, or independent contractors, in the course of the Collaboration, which, in each case, is an enhancement, improvement, variation, or modification of the Licensed Protocol or the Kaufmann Intellectual Property.

(i)                  “In-License Agreement” means any agreement in effect from time to time under which any Third Party grants a license to Licensor under any Intellectual Property Rights necessary or useful for the Commercialization of any Product.

(j)                  “Intellectual Property Rights” means all rights in any and all intellectual property or proprietary rights, whether registered or unregistered and whether constituting a patent, trademark, copyright, trade dress or otherwise, now known or hereafter recognized in any jurisdiction.

(k)                “Kaufmann Intellectual Property” means all Intellectual Property Rights now known or hereafter recognized in any jurisdiction in the Licensed Protocol and/or Kaufmann Name, including any Apple iOS and Android applications owned or utilized by the Licensor related to the Licensed Protocol and associated source codes, and an world wide web URLs related to the Licensed Protocol owned or utlized by the Licensor.

(l)                  “Know-How” means all confidential or proprietary technical information, know-how, data, inventions, improvements, discoveries, trade secrets, processes, procedures, techniques, developments, compositions, products, compounds, material, methods, formulas, formulations, protocols, result of experimentation or testing, technology, ideas, or other proprietary information and documentation thereof (including related papers, invention disclosures, laboratory notebooks, drawings, flowcharts, diagrams, and specifications), in each case whether or not copyrightable or patentable, and whether in written, electronic, oral, or any other tangible or intangible form or medium.

(m)                “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

(n)                “Ordinary Course” means, with respect to any Person, such Person's ordinary course of business consistent with past practice; provided, if such Person has no past practices, in accordance with the consistent past practices of similarly situated Persons engaged in the same or a similar business.

(o)                “Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

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(p)               “Product” or “Products” means all nutritional and dietary supplements and related materials or products of any description, including without limitation capsules, tablets, powders, liquids, bars, creams, lotions, gels and other forms based on or utilizing the Licensed Protocol and packaged in any manner and promoted in any manner, whether with or without the Kaufmann Name, both in accordance with the terms of this Agreement, including without limitation in newsletters, on the Internet, in workshops and at seminars, and all other attributes of such products whether currently existing or to be developed during the term. The definition of Product includes any modification, derivative, alteration, improvement, enhancement, or successor thereof (collectively “Enhanced Product(s)”) developed or contemplated by the Parties during the term of this Agreement; provided that, Commercializing Party demonstrates a bona fide good faith intent to market and sell any such contemplated Enhanced Product(s) within a commercially reasonable time of such contemplation. Commercializing Party shall have the right to have the labeling and all promotional materials for all Products include a representation that the Licensed Product has been manufactured by Commercializing Party.

(q)                “Representative” means a Party’s employees, officers, directors, consultants, and legal, technical, and business advisors

(r)                 “Territory” means worldwide.

(s)                 “Third Party” means a Person other than a Party or a Party’s Affiliate.

1.2.       Unless the context requires otherwise, (a) the gender of all words used in this Agreement includes the masculine, feminine, and neuter, (b) all references to a Sections or other subdivision, refer to paragraphs or other subdivisions of this Agreement, and all references to any Annex or Schedule is to Annexes or Schedules attached hereto, each of which is made a part of this Agreement for all purposes, (c) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” or “but not limited to” whether or not they are in fact followed by such words or words of similar import, (d) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Annexes and Schedules, and not to any particular Section or other Annexes or Schedules to this Agreement, (e) the singular includes the plural and vice versa, (f) references to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (g) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, and, unless the context requires otherwise, any reference to any statute shall be deemed also to refer to all rules and regulations promulgated thereunder, (h) references to any Person include such Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” shall mean the lawful currency of the United States, and (j) references to a “day” or number of “days” (without the explicit qualification of “business”) refer to a calendar day or number of calendar days. If interest or any return is to be computed under this Agreement, it shall be computed on the basis of a 360-day year and the actual number of days elapsed. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day. Any reference to a right, benefit, action, decision or other item or matter in this Agreement is intended to allow its making, taking or other exercise to the fullest extent permitted by applicable Law. The recitals set forth above are incorporated herein and form an integral part of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2.       License.

2.1.       License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Commercializing Party: (a) an exclusive license, with the right to grant sublicenses solely as provided in Section 2.2, to use the Licensed Protocol, the Kaufmann Name and the Kaufmann Intellectual Property in the Territory during the Term; and (b) an exclusive license to Commercialize the Products in the Territory during the Term.

2.2.       Sublicensing

(a)               Permitted Sublicensees. Commercializing Party has the right to grant sublicenses under the rights and licenses granted in Section 2.1 to (i) its Affiliates (whether now or hereafter existing), through multiple tiers, without the prior consent of Licensor; provided that any such sublicense will terminate if such sublicensee ceases to be an Affiliate of Commercializing Party; or (ii) other Third Parties (A) without the consent of the Licensor if sublicensed in the Ordinary Course in an arms-length transaction, or (b) with the prior written consent of Licensor in all other circumstances or cases.

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(b)              Sublicense Requirements. All sublicenses granted under the licenses granted hereunder must be in writing and be subject to and consistent with the applicable terms and conditions of this Agreement. Without limiting the foregoing, all sublicenses must include provisions for (i) assignment of Intellectual Property Rights consistent with Commercializing Party’s obligations under Section 5.2 and Section 9.6(c); and (ii) protection of Confidential Information at least as stringent as those contained in Section 6. Any sublicense granted to a Third Party under this Section 2.2 must prohibit such Third Party sublicensee from further sublicensing without the prior written consent of Licensor. Commercializing Party shall keep Licensor informed of each sublicense granted to an Affiliate or Third Party, specifying the name of the sublicensee and the material terms (including duration) of the sublicense.

(c)              Compliance of Sublicensees. Commercializing Party is responsible for the compliance of its sublicensees with the terms and conditions of this Agreement, and any act or omission of a sublicensee that would be a material breach of this Agreement if performed by Commercializing Party will be deemed to be a material breach by Commercializing Party.

2.3.       Licensor’s Reserved Rights. Licensor hereby expressly reserves the right to practice and use, and to permit Licensor’s Affiliates and Third Parties to practice and use, the Licensed Protocol to exercise its rights and perform its obligations under this Agreement.

(a)                Commercializing Party acknowledges that it is not and will not become by virtue of this Agreement, the owner of any right, title, or interest in and to the Licensed Protocol, the Kaufmann Name and/or the Kaufmann Intellectual Property in any form or embodiment. Commercializing Party shall promptly take all necessary actions to protect the Licensed Protocol, the Kaufmann Name and/or the Kaufmann Intellectual Property and the goodwill related thereto consistent with the provisions of this Section. All goodwill generated under this Agreement in the Licensed Protocol, the Kaufmann Name and/or the Kaufmann Intellectual Property shall inure to the benefit of the Licensor.

(b)               Commercializing Party acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, all rights and licenses granted to Commercializing Party hereunder with respect to any portion of the Licensed Protocol that is licensed to Licensor pursuant to an In-License Agreement are subject and subordinate to the terms and conditions of the applicable In-License Agreement, including any rights retained by the In-Licensors.

(c)                During the Term, Licensor shall maintain each In-License Agreement in full force and effect and shall not terminate, amend, waive, or otherwise modify (or consent to any of the foregoing) any of its rights under any In-License Agreement in any manner that would materially diminish the rights or licenses granted to Commercializing Party hereunder without Commercializing Party’s prior written consent.

2.4.       No Implied Licenses. Except as expressly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right to any Intellectual Property Rights of such Party or its Affiliates.

3.       Commercialization. In connection with this Agreement and the rights granted hereunder,

3.1.       Commercializing Party’s Undertakings. Commercializing Party shall (a) have all responsibility for the funding and management of Product development, Product research, Product formulations and specifications, brand strategy, marketing, securing, and maintaining registration of the Kaufmann Name and Kaufmann Intellectual Property in the Territory and all related business operations including profit and loss management, (b) have all responsibility for the funding and management of the Kaufmann Educational and Promotional Efforts (as defined below), (c) develop, fund, produce, distribute and/or maintain all marketing materials including all communications, Web site design and content, collateral, special reports, e-letters, public relations support and Product marketing, (d) manage and fund cross functional teams consisting of without limitation research and development, packaging, legal, call center and fulfillment, (e) take such actions as are commercially reasonable in an effort to successfully develop, promote, advertise and market the Products, and (f) take such actions, in accordance with the terms of this Agreement, as are commercially reasonable in an effort to design, develop, manufacture, promote, advertise, market and sell the maximum number of Products while maintaining quality and service to all customers.

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3.2.       Licensor’s Undertakings. Licensor must use commercially reasonable efforts to promote and develop the Kauffman Name and the Licensed Protocol and educate the general public about the benefits of using the Licensed Protocol through active writing of books, through active writing of articles in magazines, journals and other publications, through speaking engagements designed to teach about the benefits of the Licensed Protocol and through a variety of media including personal appearances on selected national and/or local network television and/or radio shows. In connection with such educational and promotional efforts, Dr. Sandra Kaufmann (“Kaufmann”) shall maintain her medical license in at least one jurisdiction and use commercially reasonable best efforts to maintain or expand the scope of distribution and public awareness of the existing programs, workshops, seminars, Web site, books and articles featuring the Kaufmann Name (hereafter, all of the above, collectively, the “Kaufmann Educational and Promotional Efforts”).

3.3.       Consultation. Commercializing Party shall make its managers, directors, officers, executive employees, agents, and representatives reasonably available to the Licensor during normal business hours to discuss the status, progress, and results of Commercializing Party’s and its sublicensees’ Commercialization activities. Commercializing Party shall promptly respond to Licensor’s questions or requests for additional information relating to such Commercialization activities.

3.4.       Reporting. Commercializing Party shall keep Licensor reasonably informed of Commercializing Party’s and its sublicensees’ Commercialization activities concerning the Licensed Protocol, the Kaufmann Name and/or the Kaufmann Intellectual Property. Without limiting the foregoing, within thirty (30) days following the end of each calendar quarter (commencing for the calendar quarter ending December 31, 2021), Commercializing Party shall provide Licensor with a written report summarizing the significant Commercialization activities performed with respect to the Licensed Protocol, the Kaufmann Name and/or the Kaufmann Intellectual Property since the date of the last report. Such reports must be at a level of detail reasonably requested by Licensor.

3.5.       Product Markings. To the extent permitted by applicable Law, Commercializing Party shall include on all packaging and promotional materials for each Product a designation (i) that the Product incorporates the Licensed Protocol and/or Kaufmann Intellectual Property Rights and (ii) if applicable, that the Product is manufactured under license from the Licensor, which designation must comply with applicable Law and otherwise be in form and substance reasonably acceptable to Licensor. Commercializing Party shall also ensure that all sublicensees and subcontractors mark Products accordingly.

3.6.       Quality Control.

(a)                All use of the Licensed Protocol, the Kaufmann Name and the Kaufmann Intellectual Property by Commercializing Party and its Affiliates or sublicensees (i) must comply with Licensor’s reasonable and customary usage guidelines, if any, and quality standards communicated in writing to Commercializing Party, and (ii) will be subject to Licensor’s review and approval.

(b)                Commercializing Party manufacturing facilities for any Products shall meet all requirements of Law, including any regulations established by state, local or federal regulations. Licensors and its agents shall have access to inspect Commercializing Party’s (or its subcontractors or sub-licensors) facilities at all reasonable times while Products are in process for the purpose of conducting and performing quality control audits and shall have access to the results of any such test performed by Commercializing Party or at Commercializing Party’s direction. Commercializing Party shall be notified in advance of the names of all visiting personnel or agents and their intended dates of arrival. All such inspections must be conducted during Commercializing Party’s normal business hours in a manner that does not unduly interfere with Commercializing Party’s normal business activities. Commercializing Party grants Licensor the right to request samples of finished product in reasonable quantities from time to time.

4.       Payments.

4.1.       One-Time Royalty Fee. On the Effective Date, Commercializing Party shall pay to Licensor a fee of One Hundred and No/100 Dollars ($100.00), which shall constitute the full royalty fee due to Licensor for the licenses granted pursuant to Section 2.1.

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4.2.       Taxes. All sums payable under this Agreement are exclusive of taxes. Commercializing Party is responsible for all sales, use, excise, and value added taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local Governmental Authority on any amounts payable by Commercializing Party hereunder, other than any taxes imposed on, or with respect to, Licensor’s income, revenues, gross receipts, personnel, or real or personal property, or other assets, and shall pay all such royalties and other sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by Law. If any deduction or withholding is required by Law, Commercializing Party may deduct the amount of the withholding from the payment it otherwise would have made to Licensor under this Agreement but shall pay to Licensor such sum as will, after the deduction or withholding has been made, leave Licensor with the same amount as it would have been entitled to receive without any such requirement to make a deduction or withholding.

5.       Intellectual Property Rights.

5.1.       Ownership; Improvements. As between the Parties, Licensor will solely own all right, title, and interest in and to the Licensed Protocol, the Kaufmann Name and the Kauffman Intellectual Property. As between the Parties, Licensor will solely own all right, title, and interest in and to all Improvements regardless of inventorship, authorship, or other origination; provided that all Improvements will be included in the license granted to Commercializing Party under Section 2.1. If any employee, agent, or independent contractor of Commercializing Party makes any Improvement, whether solely or jointly with Licensor, Commercializing Party hereby transfers and assigns to Licensor, without additional consideration, all of its right, title, and interest in and to such Improvement.

5.2.       Cooperation. Each Party shall fully cooperate and take all further actions, as the other Party may reasonably request and at the requesting Party’s expense, to effectuate the allocation of ownership set forth in this Section 5. Without limiting the foregoing, each Party shall ensure that each of its employees, agents, and independent contractors (including subcontractors) and those of its licensees (including sublicensees) performing Collaboration activities, before commencing such activities, is bound by written invention assignment and confidentiality obligations, including to: (a) promptly report any invention, discovery, or other Intellectual Property Right invented, created, conceived, developed, or otherwise made by such employee, agent, or independent contractor; (b) presently assign to the applicable Party all of their right, title, and interest in and to any such invention, discovery, or other Intellectual Property Right; (c) cooperate in the preparation, filing, prosecution, maintenance, and enforcement of any Patent Right Covering any such invention; and (d) perform all acts and execute, acknowledge, and deliver any and all documents, required for effecting the obligations and purposes of this Section 5.

5.3.       Prosecution of Third-Party Infringement Claims.

(a)                If either Party becomes aware of any known or suspected infringement or misappropriation of the Licensed Protocol, the Kaufmann Name and the Kauffman Intellectual Property, including any Improvements, or any pending or threatened declaratory judgment, opposition, or similar action or proceeding alleging the invalidity, unenforceability, or non-infringement of the Licensed Protocol, the Kaufmann Name and the Kauffman Intellectual Property, including any Improvements, such Party shall promptly notify the other Party and provide the other Party with all information available to it regarding such activity or allegation.

(b)                As between Licensor and Commercializing Party, Commercializing Party must initiate and control any legal proceeding or take other appropriate action against any infringement or misappropriation of, or to defend against any challenge to, the Licensed Protocol, the Kaufmann Name and the Kauffman Intellectual Property, including any Improvements (each, an “Action”) at its own expense and as it reasonably determines appropriate following consultation with the Licensor. Licensor may be represented in any such Action by counsel of its choosing at its own expense. If Commercializing Party does not initiate an Action within thirty (30) days after the notice provided pursuant to Section 5.3(a), or at any time after initiating any Action desires to discontinue it, Licensor may bring and control an Action at its own expense and as it reasonably determines appropriate after consultation with Commercializing Party.

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(c)                At the request and expense of the Party controlling an Action pursuant to Section 5.3(b), the other Party shall provide reasonable assistance and cooperation in connection therewith. The controlling Party shall keep the other Party reasonably informed of the status of any such Action and, to the extent deemed necessary or advisable by the Parties’ counsel, the Parties shall enter into a common interest agreement wherein the Parties agree to their shared, mutual interest such Action’s outcome. If Licensor is required under Law to join any Action initiated by Commercializing Party or if the failure of Licensor to become a party to such Action would risk dismissal thereof, Licensor shall execute all documents and perform such other acts as may be reasonably required to permit the Action to be initiated or conducted (including initiating an Action before a court or tribunal at Commercializing Party’s request or permitting Commercializing Party to initiate an Action in the name of itself and Licensor; provided that, for the avoidance of doubt, except as otherwise agreed in writing by the Parties, the Licensed Protocol, the Kaufmann Name and the Kauffman Intellectual Property, including any Improvements, will remain Controlled by Licensor for all purposes under this Agreement. Commercializing Party shall reimburse Licensor for its reasonable expenses relating to its joining and participation in any such Action. If Licensor is required to be joined as a party in any Action initiated by Commercializing Party, then upon Commercializing Party’s written request, Licensor shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens.

(d)                The Party controlling any Action pursuant to Section 5.3(b) may enter into a settlement, consent judgment, or other voluntary final disposition thereof; provided that such settlement or other disposition does not (i) require any payment or other liability or admission by the other Party, (ii) impose any restrictions on the conduct of the other Party or otherwise require the other Party to undertake any action (or refrain from taking any action), and (iii) could not otherwise reasonably be expected to adversely affect the other Party (whether financial or otherwise), any of the rights granted hereunder, or the scope or enforceability of the licenses granted under Section 2.1. Any settlement, consent judgment, or voluntary final disposition of any Action requires the prior written consent of the other Party, which consent shall be in such parties sole discretion.

(e)                Any recoveries resulting from any Action (including by settlement or other disposition) first will be applied to reimburse the Party controlling such Action pursuant to Section 5.3(b) for its reasonable expenses and legal fees incurred in the conduct of such Action, and any remaining recoveries will be allocated equally (50/50) between the Parties.

5.4.       Defense of Third-Party Intellectual Property Claims. Each Party shall promptly notify the other Party upon becoming aware of any actual or threatened claim that the Commercialization of any Product infringes or misappropriates the Intellectual Property Rights of a Third Party (each, a “Third Party IP Claim”). Each Party may defend itself from any such Third Party IP Claim brought against such Party or its Affiliates or licensees (or in the case of Commercializing Party, sublicensees) at its own expense and with counsel of its choosing. Each Party shall keep the other Party reasonably informed of all material developments in connection with any Third Party IP Claim, and the other Party shall consult with and offer reasonable assistance to the Party defending against such Third Party IP Claim, at the defending Party’s cost and expense.

6.       Confidentiality; Publicity.

6.1.       Confidentiality Obligations. Each Party acknowledges that it may receive or gain access to the other Party’s Confidential Information during the Collaboration. Except as provided in Section 8.2 or otherwise agreed in writing by the Parties, each Party, as the receiving Party of the other Party’s Confidential Information, shall, during the Term (a) use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party’s Confidential Information as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care); and (b) not use or disclose, nor permit to be used or accessed, the disclosing Party’s Confidential Information for any purpose other than to exercise the receiving Party’s rights or perform its obligations under this Agreement.

6.2.       Exceptions. Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the receiving Party may disclose the disclosing Party’s Confidential Information: (a) to the receiving Party’s employees, agents, or independent contractors who (i) have a need to know such Confidential Information to assist the receiving Party or act on its behalf in accordance with the terms of this Agreement; and (ii) are bound by obligations of confidentiality and non-disclosure at least as restrictive as those set forth in Section 6.1; provided that the receiving Party shall ensure compliance with, and be liable for any breach of, Section 6.1 by any such employees, agents, or independent contractors; (b) to the extent necessary to comply with a court order or other applicable Law, including regulations promulgated by security exchanges; provided that the receiving Party shall, to the extent legally permissible and practicable, provide prompt notice of such required disclosure to ethe disclosing Party and cooperate, at the other Party’s sole cost and expense, with the disclosing Party’s efforts to obtain a protective order, confidential treatment, or other limitation on such required disclosure; and (c) to actual or prospective acquirers, licensees (including sublicensees), investors, lenders, and other financial or commercial partners (and to their respective advisors, agents, and representatives) to the extent reasonably necessary for evaluating or carrying out a transaction with such Persons, in each case under written obligations of confidentiality and non-disclosure at least as restrictive as those set forth in Section 6.1.

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6.3.       Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information, monetary damages may not be a sufficient remedy for any breach of this Section 6. Therefore, in addition to all other remedies available at Law, a Party is entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 6.

6.4.       Press Release; Public Announcements. Neither Party shall issue any press release, communicate with the media, or make any other public statement (orally or in writing) concerning the subject matter of this Agreement without the prior written consent of the other Party (which may not be unreasonably withheld, conditioned, or delayed), except if and to the extent such Party determines, based on the advice of counsel, that it is required to make any public disclosure or filing regarding the subject matter of this Agreement (”Required Disclosure”): (a) by applicable Law; (b) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded; or (c) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (a) or (b) of this Section 6.4, the Party making any Required Disclosure shall consult with the other Party regarding the substance of the Required Disclosure (including any provisions of this Agreement to be redacted) and provide the other Party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing.

7.       Representations and Warranties; Covenants.

7.1.       Mutual Representations and Warranties. Each Party represents and warrants to the other that: (a) it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations; (b) the execution of this Agreement by such Party’s Representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of such Party; (c) when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (d) the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under (i) any applicable Law or (ii) the provisions of any contract, instrument, or understanding to which it is a party or by which it is bound.

7.2.       Additional Representations and Warranties of Licensor. Licensor represents and warrants to the Commercializing Party that, as of the Effective Date: (a) it has the right to grant the rights and licenses granted to Commercializing Party hereunder, and it has not granted, and is not under any obligation to grant, to any Third Party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Protocol, the Kaufmann Name and the Kauffman Intellectual Property, including any Improvements, that conflicts with the rights and licenses granted to Commercializing Party hereunder; and (b) there is no settled, pending, or, to Licensor’s knowledge, threatened litigation, claim, or proceeding alleging (i) that the Licensed Protocol, the Kaufmann Name and the Kauffman Intellectual Property is invalid or unenforceable; (ii) to the Licensor’s knowledge, that the practice of the Licensed Protocol or the Kauffman Intellectual Property or the Commercialization of any Product does infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any Third Party; or (iii) any product liability claim involving any Product;

7.3.       Additional Representations and Warranties of Commercializing Party. Commercializing Party represents and warrants to Licensor that, as of the Effective Date, Commercializing Party has not received notice of, nor is subject to, any adverse inspection, investigation, penalty, or other compliance or enforcement action that could reasonably be expected to have a material adverse effect on the Commercialization of the Products or other performance of its obligations under this Agreement.

7.4.       Compliance with Laws. Each Party shall comply and shall ensure that its employees, agents, and independent contractors (including subcontractors) comply with all applicable Laws in the exercise of its rights and performance of its obligations under this Agreement. Without limiting the foregoing, each Party shall, at its sole expense, obtain and maintain during the Term all certifications, credentials, authorizations, licenses, and permits necessary to conduct that portion of its business relating to the Commercialization of the Products, as applicable.

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7.5.       Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS OR OMISSIONS, ACCURACY, OR COMPLETENESS, THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL OR OTHERWISE) OF THE COLLABORATION OR THE PRODUCTS, OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS.

8.       Indemnification.

8.1.       Indemnification by Commercializing Party. Commercializing Party shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “Licensor Indemnified Party”) from and against all Losses arising out of or resulting from any claim, suit, action, or proceeding by any Third Party (“Indemnified Claim”) relating to: (a) any breach by Commercializing Party of any representation, warranty, covenant, or obligation under this Agreement; (b) the gross negligence or willful misconduct, or any failure to comply with applicable Law, of any employee, agent, or independent contractor of Commercializing Party or any of its sublicensees or subcontractors in connection with this Agreement; or (c) the Commercialization of any Product by or on behalf of Commercializing Party or any of its Affiliates or sublicensees, except in each case to the extent any such Losses are covered by Licensor’s indemnification obligations under Section 8.2.

8.2.       Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Commercializing Party and its Affiliates, and each of Commercializing Party’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “Commercializing Party Indemnified Party”) from and against all Losses arising out of or resulting from any Indemnified Claim relating to: (a) any breach by Licensor of any representation, warranty, covenant, or obligation under this Agreement; or (b) the gross negligence or willful misconduct, or any failure to comply with applicable Law, of any employee, agent, or independent contractor of Licensor or any of its subcontractors in connection with this Agreement, except in each case to the extent any such Losses are covered by Commercializing Party’s indemnification obligations under Section 8.1.

8.3.       Indemnification Procedure. An Indemnified Party shall promptly notify the Party from whom it is seeking indemnification (“Indemnifying Party”) upon becoming aware of an Indemnified Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 8. The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel of its own choosing, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party’s sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of an Indemnified Claim, the Indemnified Party may, but is not obligated to, defend against such Indemnified Claim, including settling such Indemnified Claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party’s failure to perform any obligation under this Section 8.3 nor any act or omission of the Indemnified Party in the defense or settlement of any Indemnified Claim will relieve the Indemnifying Party of its obligations under this Section 8, including with respect to any Losses, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

8.4.       Insurance. During the Term and for a period of three (3) years after expiration or termination of this Agreement, Commercializing Party shall maintain, at its expense, commercial general liability insurance in commercially reasonable amounts and with appropriate coverage, including product liability, personal injury, bodily injury, and property damage, for the Commercialization and use of the Products and contractual liability coverage for its indemnification obligations under this Agreement. Commercializing Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Licensor upon request. For clarity, such insurance will not limit Commercializing Party’s obligations or liability (including with respect to its indemnification obligations) hereunder. Commercializing Party shall ensure that any sublicensee or subcontractor performing activities in connection with this Agreement has proper and adequate general liability insurance to cover its risks with respect to Licensor for damages mentioned above.

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8.5.       Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.       Term and Termination.

9.1.       Term. This Agreement is effective as of the Effective Date and will continue in full force and effect until terminated in accordance with this Section 9 (the “Term”).

9.2.       Commercializing Party’s Termination for Convenience. Commercializing Party may terminate this Agreement in its entirety without cause by providing one-hundred eighty (180) days’ prior written notice to Licensor of such termination.

9.3.       Termination for Material Breach. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within sixty (60) days (“Cure Period”) after written notice of such breach from the non-breaching Party; provided, however, that the Cure Period will be extended for an additional thirty (30) days if the breaching Party has begun good faith efforts to remedy such breach within the initial Cure Period and provides to the non-breaching Party a written plan to cure such breach within such Cure Period extension. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such Dispute within sixty (60) days after receipt of notice of such breach, then the other Party may not terminate this Agreement under this Section 9.3 unless and until an arbitral panel in accordance with Section 10.3 determines that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within the applicable cure period set forth above commencing on the date of such decision.

9.4.       Termination for Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (a) is dissolved or liquidated or takes any corporate action for such purpose; (b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (d) makes or seeks to make a general assignment for the benefit of creditors; or (e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

9.5.       Termination for Termination of In-License Agreement. Commercializing Party acknowledges and agrees that, except as otherwise agreed in writing by the applicable In-Licensor, the licenses set forth herein with respect to any the Licensed Protocol and/or Kauffman Intellectual Property covered by an In-License Agreement, and any further sublicenses granted by Commercializing Party with respect to the Licensed Protocol and/or Kauffman Intellectual Property, will terminate immediately upon termination of the applicable In-License Agreement; provided, however, that in the event of termination of an In-License Agreement, Licensor shall notify Commercializing Party reasonably in advance of such termination and, if requested by Commercializing Party, provide Commercializing Party with reasonable assistance to obtain a license directly from the applicable In-Licensor.

9.6.       Effect of Termination. Upon any termination of this Agreement, the following will apply for all Products:

(a)                Each Party shall promptly but in any event no later than ten (10) days after the effective date of termination, return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations in accordance with Section 6.

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(b)                Expect as provided in Section 9.6(c), all licenses granted under this Agreement, including all sublicenses granted by Commercializing Party, will automatically terminate; provided, however, that, upon the request of any sublicensee who is in good standing under this Agreement and the applicable sublicense agreement, Licensor may, in its discretion, discuss in good faith with such sublicensee a direct license agreement under the Licensed Protocol and/or Kauffman Intellectual Property for any Product being Commercialized as of the effective date of such termination and that Licensor intends to Commercialize, directly or indirectly, following such termination, on substantially the same terms and conditions as the sublicense agreement then in effect.

(c)                For a period of up to one (1) year after the effective date of termination (“Wind-Down Period”), upon Licensor’s written request, Commercializing Party shall continue certain ongoing Commercialization activities of Commercializing Party and its sublicensees for any Product being Commercialized as of the effective date of termination and transition such Commercialization activities to Licensor or its designee. During such Wind-Down Period:

(i)                Commercializing Party shall provide such assistance as may be reasonably necessary or useful for Licensor to continue the Commercialization of the Products following such transition, including at Licensor’s written request assigning to Licensor or its designee all then-existing agreements or arrangements between Commercializing Party or its sublicensees and any Third Party subcontractor for the Commercialization of the Products. To the extent that any such agreement or arrangement with a Third Party subcontractor is not assignable to Licensor or its designee (whether by such agreement’s terms or because such agreement or arrangement does not relate specifically to the Products) but is reasonably necessary or useful for Licensor to continue the Commercialization of the Products, Commercializing Party shall reasonably cooperate with Licensor to negotiate for the continuation of such services from such subcontractor for Licensor for a reasonable period until Licensor establishes an alternate source of such services.

(ii)                Commercializing Party shall ensure that all sales of the Products, by Commercializing Party or its sublicensees, are in accordance with the applicable terms and conditions of this Agreement.

(iii)               Except as necessary to conduct such ongoing Commercialization activities as Licensor may direct, Commercializing Party shall immediately discontinue, and shall ensure that its sublicensees immediately discontinue, all promotion, marketing, offering for sale, and servicing of the Products and all use of the Product Marks.

(d)                Inventory. To the extent any Products held by Commercializing Party or any of its sublicensees as of the effective date of termination are not sold by Commercializing Party or its sublicensee during the Wind-Down Period in accordance with Section 9.6(c), Licensor may, but is not obligated to, purchase any and all of such Product inventory at a price equal to the Commercializing Party’s cost. Licensor shall notify Commercializing Party no later than fifteen (15) days before the expiration of the Wind-Down Period whether Licensor elects to exercise such right. Promptly following the expiration of the Wind-Down Period, Commercializing Party shall deliver to Licensor, at Commercializing Party’s expense, all samples, demonstration equipment, sales literature, catalogs, and other promotional materials relating to the Products in Commercializing Party’s possession or control.

9.7.       Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination. The rights and obligations of the Parties set forth in Section 1 (Definitions; Construction), Section 5 (Intellectual Property Rights), Section 6 (Confidentiality; Publicity), Section 7.1 (Mutual Representations and Warranties), Section 7.2 (Additional Representations and Warranties of Licensor), Section 8 (Indemnification), Section 9.6 (Effect of Termination), Section 10 (Dispute Resolution), and Section 12 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.

10.       Dispute Resolution.

10.1.      Objective. The Parties recognize that disputes, controversies, or claims arising out of or in connection with this Agreement, or its interpretation, breach, termination, or invalidity (each a “Dispute”), may from time to time occur during the Term. It is the Parties’ objective to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation and without resorting to litigation. To accomplish this objective the Parties shall follow the procedure set forth in this Section 10 to resolve any Dispute. Either Party may initiate the dispute resolution procedure of this Section 10 by giving the other Party notice (“Dispute Notice”).

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10.2.      Escalation to Executives. The Parties shall attempt in good faith to initially resolve any Dispute by negotiation between Kaufmann for Licensor and the Chief Executive Officer for Commercializing Party (the “Executives”). Within ten (10) Business Days after a Dispute Notice provided to a Party in accordance with Section 10.1, the Executives shall meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. If the Executives are unable to resolve such Dispute within thirty (30) days after the Dispute Notice, then either Party may submit the Dispute for resolution by binding arbitration in accordance with Section 10.3.

10.3.      Arbitration. Any dispute or claim concerning or arising out of this Agreement or the terms or conditions of this Agreement, including whether such dispute or claim may be arbitrated, will be settled solely by arbitration. The arbitration proceedings shall be conducted in Miami-Dade County, Florida before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration under the rules is made. The arbitrator shall be designated by the AAA; provided, that such arbitrator shall be a retired federal or state court judge with at least ten (10) years of substantive judicial expertise in the resolution of complex business disputes. The party commencing the arbitration shall be responsible for payment of all amounts required by AAA to commence the proceeding. The arbitrator shall be bound by and required to follow the applicable substantive law. Subject to the foregoing, the decision of the arbitrator, including determination of amount of any damages suffered, shall be exclusive, final, and binding on the parties. Nothing in this Agreement shall be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement or to award to any Party any consequential, punitive, special, exemplary, or similar damages. The arbitrator shall issue a reasoned opinion (including findings of facts and conclusions of law) within thirty (30) days following the conclusion of all arbitration proceedings. The expenses of arbitrator and the arbitration (but not the fees and expenses of counsel of the parties or the fees for commencing the proceeding) shall be borne by the parties equally.

10.4.      Attorneys’ Fees. In any Dispute for which a Party is permitted to bring a court proceeding under Section 10, the prevailing Party will be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

11.       Assignment. Except as otherwise expressly provided in this Agreement, neither Party may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations, hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned, or delayed). Any purported assignment or other transfer in violation of this Section 11 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

12.       Miscellaneous.

12.1.      Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

12.2.      Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

12.3.      Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set out below (or to any other address the receiving Party may designate from time to time in accordance with this Section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid) or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

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If to Licensor:	The Kaufmann Anti-Aging Institute, LLC
42 West 62nd Street
Miami Beach, Florida 33140
Attn: Dr. Sandra C. Kaufmann, MD
Email: skaufmann86@msn.com

With a copy to:	SP Legal Advisors PLLC
2174 Hewlett Avenue, Suite 204A
Merrick, New York 11566
Attn: Shahram M. Siddiqui, Esq.
Email: SSiddiqui@sp-firm.com

and to:	Attn: Carlos R. Piñeiro, Esq.
Email: CPineiro@sp-firm.com

If to Commercializing Party:	Worldwide Strategies Incorporated
1961 NW 150 Avenue, Suite 205
Pembroke Pines, Florida 33028
Attn: Chief Financial Officer
Email: psatyaketu@advaion.com

12.4.      Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

12.5.      Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.6.      Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at Law or in equity or otherwise.

12.7.      Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.8.      Governing Law; Submission to Jurisdiction.

(a)                This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

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(b)               Any Dispute for which a Party is permitted to bring a court proceeding must be instituted exclusively in the federal courts of the United States or the courts of the State of Florida in each case located in the city of Miami and County of Miami-Dade, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

12.9.      Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury for any court proceeding arising out of or relating to this Agreement or the transactions contemplated hereby for which a Party may bring such a court proceeding.

12.10.      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURES APPEAR ON THE NEXT PAGE]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

THE KAUFMANN ANTI-AGING INSTITUTE, LLC, a Florida limited liability company

By:	/s/ Sandra C. Kaufmann
Dr. Sandra C. Kaufmann, MD, Member

WORLDWIDE STRATEGIES INCORPORATED, a Nevada corporation

By:	/s/ Adam Laufer
Adam Laufer, President

Exclusive License Agreement Signature Page